CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Compass EMP Ultra Short-Term Fixed Income Fund (the “Fund”), a series of shares of beneficial interest of Compass EMP Funds Trust, and to the use of our report dated August 30, 2012 on the statement of assets and liabilities and the related statement of operations as of August 7, 2012 of the Fund. Such financial statement appears in the Fund's Statement of Additional Information.

   BBD, LLP

Philadelphia, Pennsylvania

August 30, 2012